UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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GenMark Diagnostics, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 25, 2011

The Annual Meeting of Stockholders of GenMark Diagnostics, Inc. (the “Company”) will be held on May 25, 2011, at 8:00 a.m. local time at GenMark Diagnostics’s corporate offices located at 5964 La Place Court, Carlsbad, California 92008 for the following purposes, as more fully described in the accompanying Proxy Statement:

1.	To elect Daryl Faulkner and James Fox, Ph.D. as Class I directors to hold office for a term of three years.

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

3.	To provide an advisory vote regarding the compensation of the named executive officers for the fiscal year ended December 31, 2010.

4.	To vote, on an advisory basis, on the frequency of a stockholder vote on executive compensation.

Only stockholders of record at the close of business on April 8, 2011 will be entitled to notice of, and to vote at, such meeting or any adjournments or postponements thereof.

BY ORDER OF THE BOARD OF DIRECTORS

Christopher Gleeson Chairman of the Board and Interim Chief Executive Officer

Carlsbad, California

April 14, 2011

YOUR VOTE IS IMPORTANT!

ALL STOCKHOLDERS ARE INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, WE ENCOURAGE YOU TO READ THIS PROXY STATEMENT AND SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE. FOR SPECIFIC INSTRUCTIONS ON HOW TO VOTE YOUR SHARES, PLEASE REFER TO THE INSTRUCTIONS ON THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS (THE “NOTICE”) YOU RECEIVED IN THE MAIL, THE QUESTION “HOW DO I VOTE?”, OR, IF YOU REQUESTED PRINTED PROXY MATERIALS, YOUR ENCLOSED PROXY CARD. THIS WILL ENSURE THE PRESENCE OF A QUORUM AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO EVEN IF YOU HAVE PREVIOUSLY SUBMITTED YOUR PROXY OR VOTING INSTRUCTIONS.

GenMark Diagnostics, Inc.

5964 La Place Court

Carlsbad, CA 92009

(760) 448-4300

PROXY STATEMENT

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IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 25, 2011

This Proxy Statement and the Company’s Fiscal Year 2010 Annual Report are both available at www.amstock.com/ProxyServices/View Material.asp?CoNumber=40030.

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ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 25, 2011

GENERAL

GenMark Diagnostics, Inc. (the “Company”) made these materials available to you on the internet, or, upon your request, has delivered printed proxy materials to you, in connection with the solicitation of proxies by the Board of Directors (the “Board”) of the Company for use at the Annual Meeting of Stockholders to be held on May 25, 2011, at 8:00 a.m. local time, at GenMark Diagnostics’s corporate offices located at 5964 La Place Court, Carlsbad, California 92008, and at any adjournments or postponements thereof (the “Annual Meeting”). These Notices were mailed to stockholders on or about April 14, 2010.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

1.	What is the purpose of the Annual Meeting?

The Annual Meeting will be held for the follow purposes: (i) to elect Daryl Faulker and James Fox, Ph.D. as Class I directors to hold office for a term of three years; (ii) to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011; (iii) to provide an advisory vote regarding the compensation of the named executive officers for the fiscal year ended December 31, 2010; (iv) to vote, on an advisory basis, on the frequency of a stockholder vote on executive compensation; and (v) to transact such other business that may properly come before the Annual Meeting.

2.	Who is soliciting the proxies?

The proxies for the Annual Meeting are being solicited by the Board.

3.	Why did I receive a notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?

In accordance with rules adopted by the Securities and Exchange Commission (the “SEC”) in 2008, we may furnish proxy materials, including this proxy statement and our Annual Report for fiscal year 2010, to our stockholders by providing access to such documents on the internet instead of mailing printed copies. Our Annual Report for fiscal year 2010 is not incorporated into this Proxy Statement and shall not be considered a part of this Proxy Statement or soliciting materials. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice, which was mailed to most of our stockholders, will instruct you as to how you may access and review all of the proxy materials on the internet. The Notice also instructs you as to how you may submit your proxy on the internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.

4.	How do I get electronic access to the proxy materials?

The Notice will provide you with instructions regarding how to view our proxy materials for the Annual Meeting on the internet. From our internet site you can instruct us to send our future proxy materials to you electronically by e-mail.

Choosing to receive your future proxy materials by e-mail will save us the cost of printing and mailing documents to you and will reduce the impact of printing and mailing these materials on the environment. If you choose to receive future proxy materials by email, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

5.	Who is entitled to vote?

Only holders of record of outstanding shares of the Company’s common stock at the close of business on April 8, 2011, are entitled to notice of and to vote at the Annual Meeting. At the close of business on April 8, 2011, there were 12,337,489 outstanding shares of common stock. Each share of common stock is entitled to one vote.

In accordance with Delaware law, a list of stockholders entitled to vote at the Annual Meeting will be available at the Annual Meeting, and for 10 days prior to the Annual Meeting at 5964 La Place Court, Carlsbad, California 92008, Monday through Friday between the hours of 9 a.m. and 4 p.m. Pacific time.

6.	Is cumulative voting permitted for the election of directors?

No. You may not cumulate your votes for the election of directors.

7.	How do I vote?

If you have shares for which you are the stockholder of record, you may vote those shares by proxy. You may also vote by proxy over the internet by following the instructions provided in the Notice, or, if you requested to receive printed proxy materials, you may also vote by mail or telephone pursuant to instructions provided on the proxy card. Additionally, shares held in your name as the stockholder of record may be voted by you in person at the Annual Meeting.

Most of our stockholders hold their shares as a beneficial owner through a broker or other nominee rather than directly in their own name. If you are the beneficial owner of shares held in “street name”, you may also vote by proxy over the internet by following the instructions provided in the Notice, or, if you requested to receive printed proxy materials, you may also vote by telephone or mail by following the voting instruction card provided to you by your broker or other nominee. If you do not give instruction to your broker, your shares may constitute “broker non-votes.” Under the rules that govern brokers who are voting shares held in street name, brokers have the discretion to vote those shares on routine matters but not on non-routine matters. Routine matters include the ratification of independent public accountants. Non-routine matters include the election of directors, actions on stock plans and shareholder proposals. If your shares are held in street name, you may not vote your shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker or nominee that holds the shares giving you the right to vote the shares at the Annual Meeting.

Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

8.	Can I change my vote after I submit my proxy?

Yes. If you are a stockholder of record, you may revoke a proxy at any time before it is voted at the Annual Meeting by (a) delivering a proxy revocation or another duly executed proxy bearing a later date to the Secretary of the Company at 5964 La Place Court, Carlsbad, CA 92008 or (b) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not revoke a proxy unless you actually vote in person at the meeting. For shares you hold beneficially in street name, you may change your vote by submitting new voting instruction to your broker or other nominee following the instruction they provided, or, if you have obtained a legal proxy from your broker or other nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person.

9.	How are the votes counted and what vote is needed to approve each of the proposals?

Proposal 1 — Election of Directors

In the election of directors, directors are elected by a plurality of the votes, which means that the director nominees receiving the highest number of “FOR” votes will be elected. Neither a vote to abstain nor a broker non-vote will count as a vote cast “FOR” or to “WITHHOLD” a director nominee, and they will have no direct effect on the outcome of the election of directors.

Proposal 2 — Ratification of Appointment of Deloitte & Touche LLP

The proposal to ratify the appointment of Deloitte & Touche LLP requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal. Abstentions and broker non-votes are considered shares present and entitled to vote and thus will have the effect of a vote “AGAINST” this proposal.

Proposal 3 — Advisory Vote on Executive Compensation

The proposal to approve, on an advisory basis, the compensation awarded to named executive officers for the fiscal year ended December 31, 2010 requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal. Abstentions and broker non-votes will not count as a vote cast “FOR” or “AGAINST” this proposal, and will have no direct effect on the outcome of this proposal.

Proposal 4 — Advisory Vote on the Frequency of a Stockholder Vote on Executive Compensation

The proposal on whether advisory votes on executive compensation should be conducted annually, biennially or triennially will be determined by a plurality of votes, which means that the choice of frequency that receives the highest number of “FOR” votes will be considered the advisory vote of the Company’s stockholders. Abstentions and broker non-votes will not count as a vote cast “FOR” or “AGAINST” any frequency choice, and will have no direct effect on the outcome of this proposal.

If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items. If no instructions are indicated, the shares will be voted as recommended by the Board (i.e., “FOR” the nominees to the Board listed in these materials, “FOR” the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011, “FOR” the approval of the compensation awarded to the named executive officers as the year ended December 31, 2010, as set forth in this proxy, and no preference regarding the frequency of advisory votes on executive compensation) unless you submit your proxy card through a broker and your broker does not indicate a vote on a particular matter because your broker has not received voting instructions from you (See Question 7 above). If the Company receives a proxy card with a broker non-vote, your proxy will be voted “FOR” the ratification of the appointment of Deloitte & Touche LLP and it will not be included as a vote “FOR” or “AGAINST” the nominee to the Board, on the advisory vote on compensation of named executive officers or on the frequency of a stockholder vote on executive compensation.

10.	How does the Board recommend that I vote?

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE PROPOSED NOMINEES FOR ELECTION TO THE BOARD, FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AND FOR THE APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS FOR THE YEAR ENDED DECEMBER 31, 2010. THE BOARD EXPRESSES NO PREFERENCE REGARDING THE FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION.

11.	How many shares must be present to hold the Annual Meeting?

A majority of the outstanding shares of common stock entitled to vote at the Annual Meeting must be present in person or by proxy in order for there to be a quorum at the Annual Meeting. Both broker non-votes (discussed in Question 7) and stockholders of record who are present at the Annual Meeting in person or by proxy and who abstain from voting, including brokers holding customers’ shares of record who cause abstentions to be recorded at the Annual Meeting, will be included in the number of stockholders present at the Annual Meeting for purposes of determining whether a quorum is present.

12.	Who pays the costs of the proxy solicitation?

The Company will pay all of the costs of soliciting proxies. In addition to solicitation by mail, officers, directors and employees of the Company may solicit proxies personally, or by telephone, without receiving additional compensation. The Company, if requested, will also pay brokers and other fiduciaries that hold shares of common stock for beneficial owners for their reasonable out-of-pocket expenses of forwarding these materials to stockholders. Though the Company has not yet, it may retain a firm to assist in the solicitation of proxies in connection with the Annual Meeting. The Company would pay such firm, if any, customary fees, expected to be no more than $10,000 plus expenses.

13.	Could other matters be decided in the Annual Meeting?

The Company is not aware, as of the date hereof, of any matters to be voted upon at the Annual Meeting other than those stated in this proxy statement. If any other matters are properly brought before the Annual Meeting, the persons named as proxy holders (Christopher Gleeson and Jennifer Williams) will have the discretionary authority to vote the shares represented by the proxy card on those matters. If for any reason any of the nominees are not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.

14.	Where can I find the voting results of the Annual Meeting?

We intend to announce the final voting results at the Annual Meeting and publish the final results in our current report on Form 8-K within four business days of the Annual Meeting, unless final results are unavailable in which case we will publish the preliminary results in such current report on Form 8-K. If final results are not filed with our current report on Form 8-K to be filed within four business days of the Annual Meeting, the final results will be published in an amendment to our current report on Form 8-K within four business days after the final voting results are known.

15.	How do I make a stockholder proposal or nominate an individual to serve as a director for the fiscal year 2011 annual meeting of stockholders occurring in 2012?

The Company’s amended and restated bylaws (“Bylaws”) state the procedures for a stockholder to bring a stockholder proposal or nominate an individual to serve as a director of the Board. The Company’s Bylaws provide that advance notice of a stockholder’s proposal or nomination of an individual to serve as a director must be delivered to the Secretary of the Company at the Company’s principal executive offices not earlier than the one hundred twentieth (120th) day, nor later than the close of business on the ninetieth (90th) day prior to the anniversary of the previous year’s annual meeting of stockholders. However, the Bylaws also provide that in the event that no annual meeting was held in the previous year or the date of the annual meeting is advanced by more than thirty (30) days, or delayed by more than seventy (70) days, from the anniversary date of the 2011 Annual Meeting, notice must be received not earlier than the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or, if the first public announcement of the date of such annual meeting is less than one-hundred (100) days prior to the date of such annual meeting, the tenth (10th) day following the day on which the public announcement of the date of such meeting is first made.

In addition to meeting the advance notice provisions mentioned above, the stockholder in its notice must provide the information required by our Bylaws to bring a stockholder proposal or nominate an individual to serve as a director of the Board.

A copy of the full text of the provisions of the Company’s Bylaws dealing with stockholder nominations and proposals is available to stockholders from the Secretary of the Company upon written request.

Stockholders interested in submitting a proposal for consideration at our 2011 Annual Meeting must do so by sending such proposal to our Corporate Secretary at 5964 La Place Court, Carlsbad, CA 92008, Attention: Corporate Secretary. Under the SEC’s proxy rules, the deadline for submission of proposals to be included in our proxy materials for the 2012 Annual Meeting is December 9, 2011. Accordingly, in order for a stockholder proposal to be considered for inclusion in our proxy materials for the 2012 annual meeting, any such stockholder proposal must be received by our Corporate Secretary on or before December 9, 2011, and comply with the procedures and requirements set forth in Rule 14a-8 under the Securities Exchange Act of 1934, as well as the applicable requirements of our Bylaws. Any stockholder proposal received after December 9, 2011 will be considered untimely, and will not be included in our proxy materials. In addition, stockholders interested in submitting a proposal outside of Rule 14a-8 must properly submit such a proposal in accordance with our Bylaws.

BOARD OF DIRECTORS INFORMATION

Our Board currently consists of five members and is divided into three classes. The directors in each class serve three-year terms and in each case until their respective successors are duly elected and qualified. Daryl Faulkner and James Fox, Ph.D. are the two current Class I directors whose terms expire at the Annual Meeting. Each is being nominated for re-election as a director.

Directors are elected by a plurality of the votes cast at the Annual Meeting, which means that the two director nominees receiving the highest number of “FOR” votes will be elected as Class I directors. Both of the nominees have indicated their willingness to serve if elected, but if either should be unable or unwilling to stand for election, the shares represented by proxies may be voted for a substitute as the Company may designate, unless a contrary instruction is indicated in the proxy.

The following sets forth information, as of April 4, 2011, regarding members of our Board, including the director nominees for election at the Annual Meeting, related to his business experience and service on other boards of directors. In addition, we discuss below the qualifications, attributes and skills that led our Board to the conclusion that each of our directors should serve as a director. While we do not have a stand-alone diversity policy, in considering whether to recommend any director nominee, including candidates recommended by stockholders, we believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant mix of experience, knowledge and abilities that will allow our Board to fulfill its responsibilities. As set forth in our corporate governance guidelines, these criteria generally include, among other things, an individual’s business experience and skills (including skills in core areas such as operations, management, technology, accounting and finance, strategic planning and international markets), as well as independence, judgment, knowledge of our business and industry, professional reputation, leadership, integrity and ability to represent the best interests of the Company’s stockholders. In addition, the Corporate Governance and Nominating Committee will also consider the ability to commit sufficient time and attention to the activities of the Board, as well as the absence of any potential conflicts with the Company’s interests. The Corporate Governance and Nominating Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Our Board will be responsible for selecting candidates for election as directors based on the recommendation of the Corporate Governance and Nominating Committee.

We believe that our current Board includes individuals with a strong background in executive leadership and management, accounting and finance, and industry knowledge. In addition, each of our directors has a strong professional reputation and has shown a dedication to his profession and community. We also believe that our directors’ diversity of backgrounds and experiences results in different perspectives, ideas, and viewpoints, which make our Board more effective in carrying out its duties. We believe that our directors hold themselves to the highest standards of integrity and that they are committed to representing the long-term interests of our stockholders.

Nominees for Election as Class I Directors

Daryl J. Faulkner. Mr. Faulkner, age 62, has served on the board of directors of GenMark Diagnostics, Inc. since March 2010. Mr. Faulkner was appointed to the board of directors of Osmetech plc in August 2008, serving as Non-Executive Chairman until December 2008. Mr. Faulkner is currently a member of the board of directors of AspenBio Pharma, an emerging biotechnology company engaged in the research, development, manufacture, and licensing of novel diagnostics and drugs. He also served as Executive Chair and Interim Chief Executive Officer of AspenBio Pharma from February 2009 until March 2010. From August 2008 to January 2009, Mr. Faulkner served as a consultant to Qiagen NV, a leading provider of innovative sample and assay technologies and products, in connection with its integration of Digene Corp., a developer of gene-based diagnostic tests acquired by Qiagen in August 2007. Mr. Faulkner had served as President and Chief Executive Officer and a director of Digene from December 2006 until consummation of Qiagen’s acquisition of Digene. From 1998 until March 2006, Mr. Faulkner served in several executive roles at Invitrogen Corp., a life sciences company, including Senior Vice President, Business Segment Management from 2003 until March 2006. Mr. Faulkner received a B.S. in Industrial Relations from the University of North Carolina, Chapel Hill and an M.A. in Business Management from Webster University. We believe Mr. Faulkner is qualified to serve on our board of directors and as serve as Chair of our Corporate Governance and Nominating Committee based on his executive experience in the medical device and molecular diagnostics industries as described above.

James Fox, Ph.D. Dr. Fox, age 59, was appointed to the board of directors of GenMark Diagnostics, Inc. in September 2010. Dr. Fox has extensive experience in global technology and healthcare businesses. He led the start up of Invetech, an Australian contract research and development company that specializes in healthcare products and complex instruments for international markets. Invetech was merged with Australian Securities Exchange listed Vision

Systems Limited in 1993, and Dr. Fox took over as Group Managing Director of the combined entity. In January 2007, Vision Systems Ltd., then a leading global cancer diagnostics company, was acquired by Danaher Corporation. Prior to Invetech, Dr. Fox spent seven years working as a consultant and director with PA Technology. Dr. Fox currently serves as Chairman of the Board of Biota Holdings Limited, a director of Air New Zealand Ltd., a director of TTP Group plc and as a director of MS Research Australia, a not-for-profit organization aimed at financing public multiple sclerosis research. Dr. Fox received his Bachelor’s, Master’s and Ph.D. degrees in engineering from the University of Melbourne. We believe Dr. Fox is qualified to serve on our board of directors and as serve as Chair of our Compensation Committee based on his executive experience in the medical device and molecular diagnostics industries as described above.

Class II Director Continuing in Office

Kevin C O’Boyle. Mr. O’Boyle, age 55, has served on the board of directors of GenMark Diagnostics, Inc. since March 2010. Mr. O’Boyle is currently a member of the board of directors of Tornier N.V., a publicly-held global orthopedics company, and serves as Senior Vice President and Chief Financial Officer at Advanced BioHealing, Inc. since December 2010. Previously, Mr. O’Boyle served as the Chief Financial Officer of NuVasive, Inc., a medical device company focused on the design, development and marketing of products for the surgical treatment of spine disorders, from January 2003 to December 2009 and the Executive Vice President of NuVasive from December 2004 to December 2009. Prior to that time, Mr. O’Boyle served in various positions during his seven years with ChromaVision Medical Systems, Inc., a publicly traded medical device firm specializing in the oncology market, including as its Chief Financial Officer and Chief Operating Officer. Also, Mr. O’Boyle held various positions during his six years with Albert Fisher North America, Inc., a publicly traded international food company, before it was sold in 1996, including Chief Financial Officer and Senior Vice President of Operations. Mr. O’Boyle is a CPA and received a B.S. in Accounting from the Rochester Institute of Technology and successfully completed the Executive Management Program at the University of California at Los Angeles, John E. Anderson Graduate Business School. We believe Mr. O’Boyle is qualified to serve on our board of directors and serve as Chair of our Audit Committee based on his executive experience in the medical device industry and his financial and accounting expertise as described above.

Class III Directors Continuing in Office

Christopher Gleeson. Mr. Gleeson, age 61, has served as Chairman of the Board of GenMark Diagnostics, Inc. since March 2010, and was appointed as Chief Executive Officer on an interim basis in August 2010. Mr. Gleeson has served as Chairman of the Board of Osmetech plc since July 2009. Mr. Gleeson was formerly President, Chief Executive Officer and a Director of Ventana Medical Systems, Inc., a leading supplier of automated diagnostic systems to the anatomical pathology market where he served from 1999 to February 2008. Following the acquisition of Ventana by Roche Diagnostics in February 2008 for $3.4 billion, Mr. Gleeson became a member of the board of directors of Roche Diagnostics. Prior to joining Ventana, Mr. Gleeson was Senior Vice-President of Bayer Diagnostics, the diagnostics division of Bayer Healthcare Pharmaceuticals and general manager of the U.S. commercial operations for Chiron Diagnostics, the diagnostics division of Chiron Corporation. Prior to that time, he was the founder, owner, and managing director of Australian Diagnostics Corporation. Mr. Gleeson attended the Pharmacy and Business Schools at Monash University in Australia. We believe Mr. Gleeson is qualified to serve on our board of directors based on his executive experience in the medical device and molecular diagnostics industries as described above.

Jon Faiz Kayyem, Ph.D. Dr. Kayyem, age 47, has served as Director of GenMark Diagnostics, Inc. since March 2010 and Chief Scientific Officer since August 2010. Previously, he served as President and Chief Executive Officer of GenMark Diagnostics, Inc. from March 2010 to August 2010. Dr. Kayyem has served as President and Chief Executive Officer of Osmetech plc., our subsidiary following our reorganization, since August 2009 and Chairman of the board of directors of Osmetech plc from January 2009 to August 2009. Dr. Kayyem attended Yale University and received his combined Master and Bachelor of Sciences in Molecular Biophysics and Biochemistry in 1985. He received his Ph.D. in Molecular Biology in 1991 at The California Institute of Technology, or Caltech. Dr. Kayyem remained at Caltech as a Senior Research Fellow until 1995, when he founded Clinical Micro Sensors to commercialize technical innovations he developed while at Caltech. In 2000, Clinical Micro Sensors was sold to Motorola, Inc. for approximately $280 million, and subsequently purchased by Osmetech plc in 2005. In 2004, Dr. Kayyem left Clinical Micro Sensors and co-founded the biotechnology fund management company, Efficacy Capital Limited, where he served as managing partner until September 2009. We believe Dr. Kayyem is qualified to serve on our board of directors based on his executive experience at Clinical Micro Sensors where he led the development and growth of the company through its acquisition by Motorola, Inc.

Committees of the Board of Directors

Directors are expected to attend meetings of the Board and any Board committees on which they serve. The Board has three standing committees to facilitate and assist the Board in the execution of its responsibilities: the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee. Each of these committees has the responsibilities described in the committee charters which are available on our website at www.genmarkdx.com. Our Board may also establish other committees from time to time to assist in the discharge of its responsibilities.

Audit Committee.    The Audit Committee currently consists of Daryl Faulkner, James Fox, Ph.D. and Kevin C O’Boyle (Chair). The Board has determined that all members of the Audit Committee are independent directors under the NASDAQ listing standards and each of them is able to read and fundamentally understand financial statements. The Board has determined that Kevin C O’Boyle qualifies as an “Audit Committee financial expert” as defined by the rules of the Securities and Exchange Commission. The purpose of the Audit Committee is to oversee both the accounting and financial reporting processes of the Company as well as audits of its financial statements. The responsibilities of the Audit Committee include appointing and approving the compensation of the independent registered public accounting firm selected to conduct the annual audit of our accounts, reviewing the scope and results of the independent audit, reviewing and evaluating internal accounting policies, and approving all professional services to be provided to the Company by its independent registered public accounting firm. The Audit Committee is governed by a written charter approved by the Board. The Audit Committee report is included in this proxy statement under the caption “Report of the Audit Committee.”

Compensation Committee.    The Compensation Committee currently consists of Daryl Faulkner, James Fox, Ph.D. (Chair) and Kevin C O’Boyle. The Board has determined that all members of the Compensation Committee are independent directors under the NASDAQ listing standards. The Compensation Committee administers the Company’s benefit and stock plans, reviews and administers all compensation arrangements for executive officers, and establishes and reviews general policies relating to the compensation and benefits of our officers and employees. The Compensation Committee meets several times a year to review, analyze and set compensation packages for our executive officers, which include our Chairman and Interim CEO, our Chief Scientific Officer, our Chief Financial Officer and each of our other senior officers. The Compensation Committee determines the Interim CEO’s compensation and, as it deems appropriate, leverages industry benchmark compensation data. The Compensation Committee is solely responsible for determining the Interim CEO’s compensation. For the other executive officers, the Interim CEO prepares and presents to the Compensation Committee performance assessments and compensation recommendations. Following consideration of the Interim CEO’s presentation, the Compensation Committee may accept or adjust the Interim CEO’s recommendations. The other executive officers are not present during this process. For more information, please see below under “Compensation Discussion and Analysis.” The Compensation Committee is governed by a written charter approved by the Board. The Compensation Committee report is included in this proxy statement under the caption “Report of the Compensation Committee.”

Our Compensation Committee reviews and evaluates potential risks related to our compensation policies and practices for employees and has determined that we have no compensation risks that are reasonably likely to have a material adverse effect on our company. We structure our compensation to address company-wide risk. We believe the combination of base salary, annual incentive bonuses and stock-based incentive awards with four-year vesting periods is balanced and serves to motivate our employees to accomplish our business plan without creating risks that are reasonably likely to have a material adverse effect on our company.

Corporate Governance and Nominating Committee.    The Corporate Governance and Nominating Committee currently consists of Daryl Faulkner (Chair), James Fox, Ph.D. and Kevin C O’Boyle, each of whom the Board has determined is an independent director under the NASDAQ listing standards. The Corporate Governance and Nominating Committee’s responsibilities include recommending to the Board nominees for possible election to the Board, ensuring that each of the committees of the Board have qualified and independent directors and providing oversight with respect to corporate governance and succession planning matters. The Corporate Governance and Nominating Committee is governed by a written charter approved by the Board.

Charters for the Company’s Audit, Compensation, and Corporate Governance and Nominating Committees are available to the public at the Company’s website at www.genmarkdx.com.

Membership of Committees

	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Mr. Gleeson (Chairman)	—	—	—
Mr. Faulkner*	X	X	Chair
Dr. Fox*	X	Chair	X
Dr. Kayyem	—	—	—
Mr. O’Boyle*	Chair	X	X

*	Independent director under the rules of NASDAQ and the SEC rules.

CORPORATE GOVERNANCE

The Board met seven times during fiscal 2010 and action was taken via unanimous written consent two times. The Audit Committee met five times. The Compensation Committee met three times. The Corporate Governance and Nominating Committee met one time. Each member of the Board attended 75% or more of the Board meetings during fiscal 2010. Each member of the Board who served on the Audit, Compensation or Corporate Governance and Nominating Committee attended at least 75% of the respective committee meetings during fiscal 2010.

Director Independence

In accordance with our corporate governance principles, the majority of our Board members are independent directors. Our Board considers that a director is independent when the director is not an officer or employee of the Company or its subsidiaries, does not have any relationship which would, or could reasonably appear to, materially interfere with independent judgment, and otherwise meets the independence requirements under the rules of NASDAQ and the SEC. Our Board has reviewed the materiality of any relationship that each of our directors has with us, either directly or indirectly. Based on this review, our Board has determined that Daryl Faulkner, James Fox, Ph.D. and Kevin C O’Boyle are considered to be independent directors under the rules of NASDAQ and the SEC.

There are no family relationships among our officers and directors, nor are there any arrangements or understandings between any of our directors or officers or any other person pursuant to which any officer or director was, or is, to be selected as an officer or director.

Board Leadership Structure

The position of Chairman of the Board and Chief Executive Officer of the Company has been combined since the appointment of Christopher Gleeson as Interim Chief Executive Officer on August 12, 2010. Effective May 1, 2011, we will separate the positions of Chief Executive Officer and Chairman with the appointment of Hany Massarany as our Chief Executive Officer. Our Board believes that the separation of these positions strengthens the independence of our Board and allows us to have a Chairman focused on the leadership of the Board while allowing our Chief Executive Officer to focus more of his time and energy on company strategy and managing our operations.

Corporate Governance Guidelines

Our corporate governance guidelines are designed to ensure effective corporate governance of the Company. Our corporate governance guidelines cover topics including, but not limited to, director qualification criteria, director compensation, director orientation and continuing education, communications from stockholders to the Board, succession planning and the annual evaluations of the Board and its committees. Our corporate governance guidelines will be reviewed regularly by the Corporate Governance and Nominating Committee and revised when appropriate. The full text of our corporate governance guidelines is accessible to the public at www.genmarkdx.com. A printed copy may also be obtained by any stockholder upon request.

Code of Business Conduct and Ethics

Our Board adopted a code of business conduct and ethics to ensure that our business is conducted in a consistently legal and ethical manner. The code of business conduct and ethics establishes policies pertaining to, among other things, employee conduct in the workplace, securities trading, confidentiality, conflicts of interest, reporting violations and compliance procedures. All of our employees, including our executive officers, as well as members of our Board, are required to comply with our code of business conduct and ethics. The full text of code of business conduct and ethics is accessible to the public at www.genmarkdx.com. A printed copy may also be obtained by any stockholder upon request. Any waiver of the code of business conduct for our executive officers or directors must be approved by our Board after receiving a recommendation from our Audit Committee. We will disclose future amendments to our code of business conduct on our website, www.genmarkdx.com, within four business days following the date of the amendment or waiver.

Stockholder Recommendations for Director Nominees

In nominating candidates for election as director, the Corporate Governance and Nominating Committee will consider a reasonable number of candidates for director recommended by a single stockholder who has held over 0.1% of GenMark common stock for over one year and who satisfies the notice, information and consent provisions set forth in our Bylaws and corporate governance guidelines. Stockholders who wish to recommend a candidate may do so by writing to the Corporate Governance and Nominating Committee in care of the Corporate Secretary, GenMark Diagnostics, Inc., 5964 La Place Court, Carlsbad, CA 92008. The Corporate Governance and Nominating Committee will use the same evaluation process for director nominees recommended by stockholders as it uses for other director nominees.

Identification and Evaluation of Nominees for Directors

Our Corporate Governance and Nominating Committee uses a variety of methods for identifying and evaluating nominees for director. Our Corporate Governance and Nominating Committee regularly assesses the appropriate size and composition of the Board, the needs of the

Board and the respective committees of the Board, and the qualifications of candidates in light of these needs. Candidates may come to the attention of the Corporate Governance and Nominating Committee through stockholders, management, current members of the Board, or search firms. The evaluation of these candidates may be based solely upon information provided to the Corporate Governance and Nominating Committee or may also include discussions with persons familiar with the candidate, an interview of the candidate or other actions the Corporate Governance and Nominating Committee deems appropriate, including the use of third parties to review candidates.

Annual Meeting of Stockholders

We encourage all of the directors to attend each annual meeting of stockholders. We currently anticipate all of our directors to be present at the Annual Meeting.

Role of Board in Risk Oversight Process

The responsibility for the day-to-day management of risk lies with the Company’s management, while the Board is responsible for overseeing the risk management process to ensure that it is properly designed, well-functioning and consistent with the Company’s overall corporate strategy. Each year the Company’s management identifies what it believes are the top individual risks facing the Company. These risks are then discussed and analyzed with the Board. This enables the Board to coordinate the risk oversight role, particularly with respect to risk interrelationships. However, in addition to the Board, the committees of the Board consider the risks within their areas of responsibility. The Audit Committee oversees the risks associated with the Company’s financial reporting and internal controls, the Compensation Committee oversees the risks associated with the Company’s compensation practices, including an annual review of the Company’s risk assessment of its compensation policies and practices for its employees, and the Corporate Governance and Nominating Committee oversees the risks associated with the Company’s overall governance, corporate compliance policies (for example, policies addressing relationships with health care professionals and compliance with anti-kickback laws) and its succession planning process to understand that the Company has a slate of future, qualified candidates for key management positions.

COMMUNICATIONS WITH DIRECTORS

Any stockholder who desires to contact any member of the Board or management can write to:

GenMark Diagnostics, Inc.

Attn: Investor Relations

5964 La Place Court

Carlsbad, CA 92008

or send an e-mail to IR@genmarkdx.com

Your letter should indicate that you are a stockholder of the Company. Comments or questions regarding the Company’s accounting, internal controls or auditing matters will be referred to members of the Audit Committee. Comments or questions regarding the nomination of directors and other corporate governance matters will be referred to members of the Corporate Governance and Nominating Committee. For all other matters, our investor relations personnel will, depending on the subject matter:

•	forward the communication to the director or directors to whom it is addressed;

•	forward the communication to the appropriate management personnel;

•	attempt to handle the inquiry directly, for example where it is a request for information about the Company, or it is a stock- related matter; or

•	not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

The Company has a policy of encouraging all directors to attend the annual stockholder meetings.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding ownership of our common stock as of March 11, 2011 (or such other date as provided below) based on information available to us and filings with the Securities and Exchange Commission by (a) each person known to the Company to own more than 5% of the outstanding shares of our common stock, (b) each director and nominee for director of the Company, (c) the Company’s Interim Chief Executive Officer, Former Chief Financial Officer and each other named executive officer and (d) all directors and executive officers as a group. Each stockholder’s percentage ownership is based on 11,728,233 shares of our common stock outstanding as of March 11, 2011. The information in this table is based solely on statements in filings with the Securities and Exchange Commission (the “SEC”) or other reliable information.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percent of Class
Principal Stockholders

FMR LLC (3)	1,188,150	10.1%
82 Devonshire Street Boston, MA 02109

Gartmore Investment Limited, et. al. (4)	1,165,694	9.9%
Walker House, 87 Mary Street George Town, Grand Cayman KYI-9005 Cayman Islands

Ronin Capital, LLC (5)	1,102,704	9.4%
350 N. Orleans Street, Suite 2N Chicago, IL 60654

Efficacy Capital, Ltd. (6)	738,986	6.3%
11622 El Camino Real, Ste. 100 San Diego, CA 92130

Visium Balanced Master Fund, Ltd. (7)	678,217	5.8%
950 Third Avenue New York, NY 10022

Directors and Named Executive Officers
Christopher Gleeson (8)	1,848,529	15.8%
Daryl Faulkner (9)	53,622	*
James Fox, Ph.D. (10)	88,229	*
Jon Faiz Kayyem, Ph.D. (11)	880,820	7.5%
Kevin C O’Boyle (12)	25,342	*
Jeffrey Hawkins (13)	55,248	*
Jennifer Williams (14)	144,483	1.2%
Pankaj Singhal, Ph.D. (15)	51,938	*
Steven Kemper (16)	29,857	*
John Bellano (17)	29,638	*
All directors and executive officers as a group (10 persons) (18)	3,207,707	27.4%

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)	Unless otherwise indicated, the address of each beneficial owner is c/o GenMark Diagnostics, Inc., 5964 La Place Court, Carlsbad, CA 92008.

(2)

Beneficial ownership of shares and percentage ownership are determined in accordance with the rules of the SEC. In calculating the number of shares beneficially owned by an individual or entity and the percentage ownership of that individual or entity, shares underlying options or warrants held by that individual or entity that are either currently exercisable or exercisable within 60 days from March 11, 2011 are deemed outstanding. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other individual or entity. Unless otherwise indicated and subject to community property laws where applicable, the individuals and entities named in the table above have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

(3)

Based solely upon Appendix A to Schedule 13G jointly filed on February 14, 2011 by FMR LLC and Edward C. Johnson III (the “FMR Reporting Persons”) containing information as of December 31, 2010. Fidelity Management & Research Company (“Fidelity”), wholly-owned subsidiary of FMR LLC and a registered investment adviser, is the beneficial owner of 1,188,150 shares as a result of acting as investment adviser to various investment companies. Each of the FMR Reporting Persons, through its control of Fidelity, has sole power to dispose of the 1,188,150 shares, but neither FMR Reporting Person has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds; such power resides with the individual funds’ boards of trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds’ boards of trustees.

(4)

Based solely upon reporting provided by Gartmore Investments Limited as of March 25, 2011 and upon a Schedule 13G filed on July 16, 2010 by Gartmore Group Limited containing information as of June 3, 2010, 489,275 of the shares of common stock are held directly by Alphagen Volantis Fund Limited, 318,520 of the shares of common stock are held directly by Gartmore Fund Managers Limited A/C Gartmore UK & Irish Smaller Companies and 357,899 of the shares of common stock are held directly by Strathclyde Pension Fund. Gartmore Investment Limited is the investment manager for each of these funds. Gartmore Investment Limited is a wholly owned subsidiary of Gartmore Investment Management Limited, which is a wholly owned subsidiary of Gartmore Group Ltd. Voting and dispositive power over the shares resides with the board of directors of Gartmore Group Ltd. The board of directors of Gartmore Group Ltd consists of Andrew Skirton, Jeffrey Meyer, Keith Starling, Patrick Healy, Blake Kleinman, David Barclay and David Lindsell.

(5)

Based solely upon a Schedule 13G jointly filed on February 14, 2011 by Ronin Capital LLC and Ronin Trading U.K. LLP, 927,582 shares are held directly by Ronin Capital LLC and 175,122 of the shares of common stock are held by Ronin Trading U.K. LLP. Ronin Capital LLC is the Designated Member with a controlling interest in Ronin Trading U.K. LLP and has power to vote and direct the shares and power to dispose or direct the disposition of the shares. Ronin Capital, LLC is a registered broker dealer and its wholly owned subsidiary DART Executions, LLC is a FINRA member.

(6)

Mark Lappe, the general partner of Efficacy Capital, Ltd., has voting and dispositive power with respect to the shares. Mr. Lappe disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(7)

Based solely upon a Schedule 13G jointly filed on February 11, 2011 by Visium Balanced Master Fund, Ltd., Visium Asset Management, LP, JG Asset, LLC and J.J. Jacob Gottlieb containing information as of December 31, 2010. By virtue of its position as investment manager to pooled funds, Visium Asset Management, LP may be deemed to beneficially own the 678,217 shares of the Company’s stock owned by the pooled investment vehicles. By virtue of its position as general partner to Visium Asset Management, LP, JG Asset, LLC may be deemed to beneficially own the 678,217 shares of the Company’s stock owned by Visium Asset Management, LP. By virtue of his position as the Managing Director of JG Asset, LLC, J.J. Gottlieb may be deemed to beneficially own the 678,217 shares of the Company’s stock owned by JG Asset, LLC. Visium Asset Management, LP, JG Asset, LLC and J.J. Jacob Gottlieb all disclaim beneficial ownership to the securities, except to the extent of his or its pecuniary interests therein.

(8)

Includes warrants to purchase 88,317 shares, 57,087 options to purchase shares currently exercisable or exercisable within 60 days of March 11, 2011 and 54,687 shares of unvested restricted stock at March 11, 2011. Also includes 1,562,565 shares held by the Gleeson Family Trust. Mr. Gleeson is the trustee of the Gleeson Family Trust and may be deemed to have beneficial ownership of these shares.

(9)	Includes 36,956 options to purchase shares currently exercisable or exercisable within 60 days of March 11, 2011.

(10)

Includes 42,852 unvested shares of restricted stock at March 11, 2011. Also includes 36,275 shares held by Penashe Holdings Propriety Limited. Dr. Fox is an executive director of Penashe Holdings Propriety Limited and may be deemed to have beneficial ownership of these securities, except to the extent of any indirect pecuniary interest in his distributive shares therein.

(11)

Includes 61,651 shares of common stock held by HI Charitable Remainder Uni Trust, 124,934 shares of common stock held by The Jon Faiz Kayyem and Paige N. Gates Family Trust, dated April 1, 2000, and 569,308 shares of common stock held by IFIN LP. Dr. Kayyem is trustee of the HI Charitable Remainder Uni Trust, trustee of The Jon Faiz Kayyem and Paige N. Gates Family Trust, dated April 1, 2000, and President of In-Motion LLC, the general partner of IFIN LP. Dr. Kayyem may be deemed to have beneficial ownership of the shares held by these entities. Also includes 113,927 shares subject to options currently exercisable or exercisable within 60 days of March 11, 2011 and 11,000 unvested shares of restricted stock at March 11, 2011.

(12)	Consists of 25,342 options to purchase shares currently exercisable or exercisable within 60 days of March 11, 2011.

(13)	Includes 23,404 options to purchase shares currently exercisable or exercisable within 60 days of March 11, 2011 and 31,844 unvested shares of restricted stock at March 11, 2011.

(14)	Includes 17,750 options to purchase shares currently exercisable or exercisable within 60 days of March 11, 2011 and 43,400 unvested shares of restricted stock at March 11, 2011.

(15)	Includes 47,938 options to purchase shares currently exercisable or exercisable within 60 days of March 11, 2011 and 4,000 unvested shares of restricted stock at March 11, 2011.

(16)	Includes 24,857 options to purchase shares currently exercisable. Mr. Kemper resigned from the Company as Chief Financial Officer in November 2010 and from the Company effective December 31, 2010.

(17)	Includes 21,306 options to purchase shares currently exercisable. Mr. Bellano resigned from the Company as Senior Vice President, Commercial Operations on November 10, 2010.

(18)	Includes 337,396 options to purchase shares currently exercisable or exercisable within 60 days of March 11, 2011 and 187,783 unvested shares of restricted stock at March 11, 2011.

EXECUTIVE OFFICERS

Set forth below are the name, age, position, and a brief account of the business experience of each of our executive officers as of April 4, 2011.

Name	Age	Position
Christopher Gleeson	61	Chairman of the Board and Interim Chief Executive Officer
Paul Ross	37	Chief Financial Officer
Jon Faiz Kayyem, Ph.D.	47	Chief Scientific Officer and Director
Jeffrey Hawkins	33	Sr. Vice President, Marketing and Business Development
Pankaj Singhal, Ph.D.	39	Sr. Vice President, Product Development
Jennifer Williams	38	Sr. Vice President, Global Operations

Christopher Gleeson has served as Chairman of our Board of Directors since March 2010 and as our Interim Chief Executive Officer since August 2010. His biography is contained in the section of this proxy statement entitled “Class III Directors Continuing in Office.”

Jon Faiz Kayyem, Ph.D. has served as Chief Scientific Officer since August 2010 and as a Director since March 2010. His biography is contained in the section of this proxy statement entitled “Class III Directors Continuing in Office.”

Paul Ross previously served as the chief financial officer of Teledata Technology Solutions, a global provider of information technology consulting services, from October 2009 to March 2011. From March 2007 to April 2009, Mr. Ross served as Senior Vice President—Finance and Chief Financial Officer of Meade Instruments Corp., a Nasdaq-listed multinational consumer optics company. Mr. Ross also previously served as the Chief Financial Officer and Treasurer of Power-One, Inc., a Nasdaq-listed manufacturer of power supply products for use in communication, semiconductor, testing, medical, industrial and other electronic instruments, from May 2005 to March 2007. From April 2001 to May 2005, Mr. Ross held various positions with Power-One including Vice President Finance and Corporate Controller, Director of Corporate Finance, and Manager of Financial Planning and Reporting. From December 1998 to April 2001, Mr. Ross was the senior financial analyst of the external reporting group with BP/Atlantic Richfield Company (ARCO). From September 1996 to December 1998, Mr. Ross was an audit associate and then senior audit associate with PricewaterhouseCoopers LLP. Mr. Ross received his BA degree from UCLA and his MBA degree from USC, and is a Certified Public Accountant.

Jeffrey Hawkins has served as Senior Vice President, Marketing and Business Development since November 2010. Prior to that, he held the position of Vice President of Business Development from May 2010 to November 2010 and in the same capacity for Osmetech Technology, Inc, a wholly-owned subsidiary of Osmetech plc, from March 2010 to May 2010 and as Vice President of Marketing from December 2009 to March 2010. From July 2008 until December 2009, Mr. Hawkins was Executive Director of Laboratory Marketing for Hologic, Inc., a developer, manufacturer and supplier of medical imaging systems and diagnostic and surgical products. From November 2006 until its acquisition by Hologic in June 2008, Mr. Hawkins served as Executive Director of Marketing of Third Wave Technologies Inc., a provider of DNA and RNA analysis products to clinical, research and agricultural customers. Prior to Third Wave, Mr. Hawkins has held various positions of increasing responsibility in the areas of Marketing, Product Development and Operations for Sysmex America and Abbott Laboratories. Mr. Hawkins is currently a member of the board of directors for Ohmx Corporation, a bioelectronic detection company developing a monitoring device to be used in all point-of-care (POC) settings. Mr. Hawkins received a B.A. in Chemistry with honors from Concordia University and an M.B.A from Keller Graduate School of Management.

Pankaj Singhal, Ph.D. was appointed Senior Vice President, Product Development in July 2010. Previously, Dr. Singhal served as Senior Vice President, Product Development and Manufacturing of Osmetech Technology, Inc, a wholly-owned subsidiary of Osmetech plc, since March 2010. Dr. Singhal served as Chief Operating Officer of Osmetech Technology, Inc. from May 2008 through March 2010. Prior to that time, he served as Vice President of Operations of Osmetech Technology from January 2007 to April 2008 and Director of Manufacturing Operations from July 2005 to December 2006. Dr. Singhal joined Clinical Micro Sensors in 2000 and remained with Osmetech plc following Osmetech’s acquisition of Clinical Micro Sensors from Motorola in 2005. Dr. Singhal received a B.S. in Chemical Engineering, and a Ph.D. in Chemistry from University of California, Riverside. He also conducted postgraduate fellowship work at the University of California, Berkeley in the areas of DNA chips, electrochemical detection and signal processing. Dr. Singhal has resigned effective April 29, 2011.

Jennifer Williams was appointed Senior Vice President, Global Operations in November 2010, and is responsible for Manufacturing Operations, Human Resources and Asia Pacific Commercial Operations. Prior to joining the Company, she held the position of Senior Human Resource Executive with Cerberus Operations and Advisory Company, a private equity firm, from February 2008 to May 2010, responsible for human resources oversight and transformation of global companies in the portfolio. From January 2005 to January 2008, she served as Vice President Human Resources at HD Supply, a wholesale distribution company serving the infrastructure, construction, and maintenance markets, initially as part of The Home Depot organization and subsequently spun off in 2007. Previous to that, she led Talent Management for The Home Depot including organization design, succession planning, leadership programs, and executive development. Ms. Williams began her career at Honeywell (formerly AlliedSignal) and held positions of increasing responsibility in Quality, Operations, Program Management, and Organization Effectiveness. Ms. Williams received her MBA from Case Western Reserve in Organizational Behavior and an undergraduate degree in Industrial and Operations Engineering from the University of Michigan. Ms. Williams holds a certification in Organization Design and is a Six Sigma greenbelt.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In the last fiscal year, except as set forth below, there has not been nor are there currently proposed any transactions or series of similar transactions to which the Company was or is to be a party in which the amount involved exceeds $120,000 and in which any director, executive officer, holder of more than 5% of our common stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

Issuance of Shares in our Initial Public Offering

Certain of our directors, officers and beneficial owners of 5% or more of our common stock purchased shares in our initial public offering which closed on June 3, 2010 at the public offering price of $6.00 per share as follows:

•

Mr. Christopher Gleeson, our then Chairman, and current Chairman and Interim Chief Executive Officer, purchased an aggregate of 1,333,333 shares of common stock with an aggregate public offering price of $8,000,000;

•

Dr. Jon Faiz Kayyem, our then President, Chief Executive Officer and director, and our current Scientific Officer and director, purchased an aggregate of 250,000 shares of common stock with an aggregate public offering price of up to $1,500,000; and

•	Ronin Capital L.L.C., a greater than 5% stockholder, purchased an aggregate of 332,238 shares of common stock with an aggregate public offering price of up to $1,500,000.

Recruitment Services

In 2010, the Company made payments to Novasyte, LLC for recruitment services and related expenses totaling $126,675. Christopher Gleeson, the Company’s Chairman and Interim CEO, is a 33% shareholder in Novasyte, LLC.

Employment

Michael Gleeson, who is an immediate family member of the Company’s Chairman and Interim CEO Christopher Gleeson, serves as our Vice President, US Sales. Michael Gleeson was compensated $150,028 for base salary, bonus and commissions in 2010.

Company Policy Regarding Related Party Transactions

It is our policy that the Audit Committee approve or ratify transactions involving directors, executive officers or principal stockholders or members of their immediate families or entities controlled by any of them or in which they have a substantial ownership interest. Such transactions include employment of immediate family members of any director or executive officer. Management advises the Audit Committee on a regular basis of any such transaction that is proposed to be entered into or continued and seeks approval. This policy is set forth in the Company’s Audit Committee charter.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) and SEC rules, the Company’s directors, executive officers and beneficial owners of more than 10% of any class of equity security are required to file periodic reports of their ownership, and changes in that ownership, with the SEC. Based solely on its review of copies of reports provided to the Company pursuant to Rule 16a-3(e) of the Exchange Act and representations of such reporting persons, the Company believes that during fiscal year 2010, such SEC filing requirements were satisfied.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2010:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Restricted Stock Awards		Weighted Average Exercise Price of Outstanding Options and Restricted Stock Awards	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders	1,312,035	(1)	$5.40	687,965	(2)
Equity compensation plans not approved by stockholders	—		—	—
Total:	1,312,035		$5.40	687,965

(1)	Consists of shares subject to outstanding options and restricted stock awards under our 2010 Equity Incentive Plan.

(2)

As of December 31, 2010, an aggregate of 687,965 shares of common stock were available for issuance under the 2010 Equity Incentive Plan. The 2010 Equity Incentive Plan contains a provision for an automatic increase in the number of shares available for grant each January until and including January 1, 2020, subject to certain limitations, by a number of shares equal to the lesser of 3% of the number of shares of our common stock issued and outstanding on the immediately preceding December 31 or a number of shares set by our Board.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our compensation approach is tied to our stage of development. Prior to our initial public offering, we were a privately held company. As a result, we had not been subject to any stock exchange listing or SEC rules requiring a majority of our board of directors to be independent or relating to the formation and functioning of our board of directors committees, including Audit, Compensation, and Corporate Governance and Nominating Committees. Our compensation program and practices are evolving as part of this transition. Our compensation program is designed to attract and retain talented employees, to motivate them to achieve our key financial, operational and strategic goals and to reward them for superior performance. We believe that attracting and retaining high caliber employees and providing them with appropriate performance incentives are critical steps to helping us achieve our corporate goals and build long-term value for our stockholders.

The Compensation Committee of our board of directors oversees our executive compensation program. In this role, the Compensation Committee reviews and approves annually all compensation decisions relating to our executives, including our named executive officers.

Overview of Compensation Program

The elements of our compensation program are directed toward providing our executives with both short-term and long-term performance incentives, with the overall objective to motivate our executives to help us achieve our corporate goals and build long-term value for our stockholders. The elements of our compensation program include:

•	base salary;

•	annual performance-based bonus awards; and

•	long-term stock-based incentive awards.

We also provide our executives with insurance and a limited number of additional benefits that are typical for companies in our industry. Each of these compensation elements is described in more detail below.

In determining the relevant amounts for each of these compensation elements to be awarded to our executives, our Compensation Committee considers the following objectives:

•

A Substantial Portion of Executive Compensation Should Be Performance-Based. We believe that a substantial portion of the compensation received by each of our executives should be directly tied to, and contingent upon, the performance of our company as a whole and the executive’s individual contribution and performance. To support this objective, our Compensation Committee has established an Annual Bonus Incentive Plan, or the Bonus Plan. The Bonus Plan is designed to align each executive’s efforts with our key financial, operational and strategic goals by providing an opportunity for the executive to earn an annual cash or stock bonus with amounts determined by considering our success in achieving our corporate goals and the executive’s success in achieving individual performance goals. The performance-based bonus awards payable to our executive officers are based almost entirely on our success in achieving our corporate goals, which include revenue and gross margin targets, new customer acquisition targets, XT-8 instrument and analyzer placement targets and new product development targets.

•

Stock-Based Incentive Awards Should Comprise a Substantial Portion of Executive Compensation. We believe that a substantial portion of executive compensation should be delivered in the form of stock-based incentive awards in order to align the long-term interests of our executives with those of our stockholders and to provide a retention incentive to our executives.

•

Our Executive Compensation Should Be Competitive and Fair. In order to help us attract and retain talented executives, we believe that our compensation programs should be competitive when compared to our peers as well as perceived as fair, when considered both externally as well as internally.

Compensation Process

Our Compensation Committee is responsible for establishing our compensation philosophy and setting the compensation levels for our executives, including base salaries, target performance-based bonus awards and stock-based incentive awards. The Compensation Committee is responsible for approving the corporate goals for purposes of the performance-based bonus awards. To assist the Compensation Committee, our Chief Executive Officer will prepare a report at the beginning of each fiscal year recommending base salaries, stock-based incentive awards, corporate goals for the fiscal year. In addition to this report, our Compensation Committee considers relevant market compensation data. The Compensation Committee in its sole discretion may accept or adjust the compensation recommendations it is provided. No executive officer is allowed to be present at the time his or her compensation is being discussed or determined by the Compensation Committee.

After the end of each fiscal year, our Compensation Committee also determines the performance-based bonus awards our executive officers should be paid for the prior fiscal year. In making this determination, our Compensation Committee evaluates our success in achieving our revenue targets and our corporate goals. To assist in this process, our Interim Chief Executive Officer will prepare a report for the Compensation Committee regarding the achievement of our revenue targets and corporate goals. Based on this information, our Compensation Committee determines what percentage of the individual cash bonus targets each of our executive officers should receive for the past fiscal year.

Determination of Executive Compensation

In setting the compensation for our executive officers, our Compensation Committee places significant emphasis on the recommendation of our Interim Chief Executive Officer (other than with respect to determining his own compensation), considers our overall performance during the prior fiscal year and the executive’s individual contributions during the prior fiscal year, as well as considers relevant market data. With respect to new hires, the Compensation Committee considers an executive’s background and historical compensation in lieu of prior year performance. For 2010, we reviewed an analysis of competitive market data for our Compensation Committee using Top 5 Data Services, Inc. Top 5 provides executive compensation data for companies in the medical device and diagnostic industries. We used this market data as one component of determining executive compensation in 2010. We expect to retain an independent compensation consultant to assist us with our benchmarking process going forward.

Components of Executive Compensation

As indicated above, we compensate our executives through a combination of short-term and long-term incentives that are designed to motivate our executives to help us achieve our key financial, operational and strategic goals and build long-term value for our stockholders.

Base Salary. We provide our executive officers with a base salary to compensate them for services provided to us during the fiscal year. In setting base salaries for our executive officers, our Compensation Committee considers the executive’s position, our success in achieving our prior year corporate goals, the individual’s contribution and performance during the prior fiscal year and relevant market data. The Compensation Committee also considers the evaluations and recommendations proposed by our Interim Chief Executive Officer. With respect to new hires, the Compensation Committee considers an executive’s background and historical compensation in lieu of prior year performance. The Compensation Committee evaluates and sets the base salaries for our executives on an annual basis following annual performance reviews, as well as upon a promotion or other change in responsibility.

In setting the base salaries for our executives for 2010, our Compensation Committee considered various factors including the executive’s position, our success in achieving our corporate goals during 2009, the individual performance and contribution of the executive during the prior fiscal year and the evaluations and recommendations proposed by our Interim Chief Executive Officer. It also reviewed the market survey data provided by Top 5 Data Services to ensure that the base salaries were consistent with market data. In the event of an inconsistency between the market data and the various factors used by the Compensation Committee to determine executive compensation, the Compensation Committee may make necessary upward or downward adjustments after analyzing the market data. In setting base salaries for 2010, the Compensation Committee did not identify any inconsistencies. Based on the Compensation Committee’s analysis of these components, the Compensation Committee determines the base salaries of its executives. Based on the determinations made by our Compensation Committee, base salaries for our executive officers in 2010 are between the 25th and 75th percentiles as compared to our benchmark companies in the medical device and diagnostics industries.

Our named executive officers were paid the following annualized base salaries as of December 31, 2010:

Name and Title	Base Salary
Christopher Gleeson, Interim Chief Executive Officer (1)	$—
Jon Faiz Kayyem, Ph.D., Chief Scientific Officer	230,000
Steven Kemper, Chief Financial Officer (2)	230,000
Jeffrey Hawkins, Senior Vice President, Marketing and Business Development	190,000
Jennifer Williams, Senior Vice President, Global Operations	200,000
Pankaj Singhal, Ph.D., Senior Vice President Product Development (3)	220,000
John Bellano, Senior Vice President of Commercial Operations (4)	200,000

(1)	Christopher Gleeson received an award of 109,375 shares of our restricted stock as compensation for his services as our Interim Chief Executive Officer for the period August 2010 to July 2011.

(2)	Steven Kemper resigned as Chief Financial Officer in November 2010 and from the Company effective December 31, 2010.

(3)	Pankaj Singhal resigned effective April 29, 2011.

(4)	John Bellano resigned in November 2010.

Performance-Based Bonus Awards. We have established a Bonus Plan for our executive officers. The Bonus Plan is designed to align each executive’s efforts with our financial, operational and strategic goals by providing an opportunity for the executive to earn an annual bonus with amounts determined by overall achievement of our revenue targets and our corporate goals. Our Compensation Committee will be responsible for administrating the Bonus Plan. All executives will be eligible to participate in the Bonus Plan. Bonus amounts under the Bonus Plan may be paid in cash or stock.

Our Compensation Committee will be responsible for setting the target bonus amounts for our executives, and approving the overall target bonus amounts that are available under the Bonus Plan. The target bonus amounts for each executive will generally be set at a percentage of his or her base salary. Executives will not become eligible for bonus payments unless we achieve certain revenue targets. If we achieve our revenue targets, the bonuses will become payable based on a weighted percentage in accordance with achievement of our corporate goals. For 2010, our corporate goals included sales targets (40%), product development milestones (40%) and achievement of our projected gross margin (20%).

After the end of each fiscal year, the Compensation Committee is responsible for setting the actual bonus amounts to be awarded. To assist our Compensation Committee, each year our Interim Chief Executive Officer will provide the Compensation Committee with documentation regarding full or partial achievement of our revenue targets and each corporate goal.

The weighted average of each corporate goal will be multiplied by the executive’s target bonus amount to determine the actual bonus amount paid in respect of each corporate goal. Actual amounts payable range from 0% to 150% of the target amounts, based upon achievement of our revenue target and our corporate goals. Total bonus is determined by adding up the sum of the weighted averages multiplied by the executive’s target bonus. To reward exceptional performance in certain circumstances, the Compensation Committee may determine that a supplemental bonus in excess of the target bonus is appropriate and justified. However, individual incentive payments will not be an entitlement. We may terminate the Bonus Plan at any time, and may alter the terms and conditions under which the bonus awards are set, calculated or paid. The following sets forth the anticipated target bonus amounts for 2010:

Executive Officer	Bonus %	Amount at Target
Christopher Gleeson (1)	0%	—
Jon Faiz Kayyem, Ph.D. (2)	30%	108,958
Jeffrey Hawkins	25%	47,500
Jennifer Williams	30%	60,000
Pankaj Singhal. Ph.D. (3)	30%	66,000

(1)	Christopher Gleeson received an award of 109,375 shares of our restricted stock as compensation for his services as our Interim Chief Executive Officer for the period August 2010 to July 2011.

(2)	Jon Faiz Kayyem had a target bonus percent of 50% at $275,000 base salary as CEO from January 1, 2010 to August 9, 2010.

(3)	Pankaj Singhal Ph.D. resigned effective April 29, 2011.

Stock-Based Incentive Awards. In addition to our performance-based bonus awards, we provide long-term stock-based incentive awards to our executive officers. These stock-based incentive awards generally consist of options to purchase shares of our common stock, restricted stock grants or restricted stock units. We believe that equity awards help further our compensation objectives by encouraging our executives to remain with us through at least the vesting period for these awards and providing them with an incentive to continue to focus on our long-term financial performance and increasing stockholder value.

Our executive officers receive an equity award in connection with their initial hire, following promotions and on an annual basis. To assist the Compensation Committee, we have developed guidelines for initial and annual equity awards. The guidelines for initial grants are based on the executive’s position and the guidelines for annual grants are primarily based on individual performance and contributions to the overall company performance. With respect to new hires, we also considered the executive’s background and historical compensation when determining the number of shares to grant to the executive. The actual number of shares for an executive may be higher or lower than these guidelines, based on their individual performance or extraordinary achievements.

Equity Grant Practices. Our Compensation Committee adopted a policy by which all stock and option awards to new and current employees, including our executive officers, are granted at pre-determined meeting dates of the Compensation Committee. Our Compensation Committee grants the equity awards in accordance with the dates fixed by this policy whether or not we are aware of any material non-public information (whether positive or negative) at the time of grant. Because the equity awards typically do not vest or have any realizable value for at least 12 months, we do not believe it is important whether we are aware of any material non- public information on the date of grant. The amount of realizable value related to such awards will be determined by our stock price on the date the awards vest and therefore will be determined by our financial performance in the time prior to vesting. Whether the stock price moves up or down shortly after the grant date is largely irrelevant for purposes of the equity awards.

The exercise price of any option grant is determined by reference to the fair market value of such shares, which the 2010 Equity Incentive Plan defines as the daily volume-weighted average price of our common stock on the NASDAQ Global Market on the date of grant. Our equity grants generally vest 25% one year from the date of the grant, with the remaining 75% of the options vesting in annual installments over the subsequent three year period.

Other Benefits

In order to attract, retain and pay market levels of compensation, we provide our executives with the following benefits:

•	Health Insurance. We provide each of our executives and their spouses and children the same health, dental and vision insurance coverage we make available to our other eligible employees.

•	Life and Disability Insurance. We provide each of our executives with the same disability and life insurance as we make available to our other eligible employees.

•

Pension Benefits. We do not provide pension arrangements or post-retirement health coverage for our executives or employees. Our executives and other eligible employees are eligible to participate in our 401(k) defined contribution plan. We do not currently make matching contributions to participants in the 401(k) plan, however we have previously made matching contributions, and we may opt to do so again in the future.

•	Nonqualified Deferred Compensation. We do not provide any nonqualified defined contribution or other deferred compensation plans to any of our employees.

•

Perquisites. We limit the perquisites that we make available to our executive officers. Our executives are entitled to relocation expenses on their initial hire and other benefits with de minimis value that are not otherwise available to all of our employees.

Employment Agreements

Christopher Gleeson

We entered into an executive consulting agreement with Mr. Gleeson, effective October 12, 2010 for his services as Interim Chief Executive Officer during the period from August 12, 2010 through July 30, 2011 unless terminated early by either party. Pursuant to the consulting agreement, Mr. Gleeson was provided a restricted stock grant of 109,375 shares and a temporary housing benefit not to exceed $5,000 per month. In the event Mr. Gleeson is terminated without cause (as defined in the consulting agreement) prior to July 30, 2011, all of the shares will become fully vested. In the event Mr. Gleeson is terminated for cause prior to such time, all unvested shares shall be forfeited.

Hany Massarany

On April 5, 2011, the Company entered into an executive employment agreement with Hany Massarany, pursuant to which Mr. Massarany was appointed the Company’s President and Chief Executive Officer, effective May 1, 2011. Mr. Massarany will serve as a consultant from April 5, 2011 to May 1, 2011. In addition, effective May 1, 2011, the Board of Directors of the Company also increased the size of the Company’s Board to six members creating a vacancy on the Board, and appointed Mr. Massarany as a director to fill the vacancy. Mr. Massarany has been designated as a Class II Director and will serve until the Company’s 2012 Annual Meeting of Stockholders, or until his successor has been duly elected and qualified.

Pursuant to the terms of the employment agreement, Mr. Massarany’s annual salary is $450,000, less applicable withholdings, and his target bonus is equal to 75% of base salary in

2011 and 100% of base salary in subsequent years. In addition, under the annual bonus plan, Mr. Massarany may earn up to 150% of his target bonus based on achievement of certain milestones and objectives established by the Company’s compensation committee. Mr. Massarany will be guaranteed a minimum bonus equal to 50% of his target bonus for 2011.

In connection with entering into the employment agreement, Mr. Massarany was awarded 275,000 stock options at an exercise price equal to the fair market value on the date of the grant and 176,739 restricted shares of common stock, in each case, pursuant to the terms of the Company’s 2010 Equity Incentive Plan (the “Plan”). The options will vest over four years, with 25% of the options vesting on April 5, 2012, and 75% of the options vesting in equal monthly installments thereafter, subject to acceleration upon a change of control of the Company. The shares of restricted stock will vest over four years, with the shares vesting in equal quarterly installments beginning on July 5, 2011, subject to acceleration upon a change of control of the Company. In the event of a change of control transaction in which the Company’s shareholders receive cash consideration, Mr. Massarany’s options shall be exchanged for (i) a cash payment equal to the number of shares subject to the options multiplied by (ii) the excess of the fair market value of each share over the exercise price.

The Company has also agreed to reimburse Mr. Massarany for certain expenses, including relocation expenses which includes a temporary housing allowance of up to $5,000 per month through August 31, 2011.

Subject to the following paragraph, in the event Mr. Massarany is terminated by the Company without cause (as defined in the employment agreement) or Mr. Massarany terminates his employment for good reason (as defined in the employment agreement), Mr. Massarany will be entitled to receive (i) any accrued benefits during his time of service, (ii) a severance payment equal to his base salary at the time of termination, plus the last annual bonus paid to Mr. Massarany, (iii) immediate acceleration of the vesting of his outstanding options and shares of restricted stock, and (iv) during the one year period following his termination of employment, reimbursement for any payments made to continue his healthcare coverage, subject to certain limitations.

In the event Mr. Massarany’s employment is terminated by the Company without cause or Mr. Massarany terminates his employment for good reason within six month preceding or 24 months following a change in control (as defined in the Plan), in lieu of the benefits described above, Mr. Massarany will be entitled to receive (i) any accrued benefits during his time of service, (ii) a severance payment equal to the product of two multiplied by (a) his base salary at the time of termination, plus (b) the last annual bonus paid to Mr. Massarany, (iii) immediate acceleration of the vesting of his outstanding options and shares of restricted stock, and (iv) during the two year period following his termination of employment, reimbursement for any payments made to continue his healthcare coverage, subject to certain limitations.

In the event Mr. Massarany’s employment is terminated by the Company for cause, except with respect to any obligations which accrued during his time of service, all other Company obligations under the employment agreement will automatically become terminated. In addition, in the event of Mr. Massarany’s death or disability, he will become entitled to receive (i) any accrued benefits during his time of service, (ii) a prorated portion of his annual bonus payable in accordance with the Company’s annual bonus plan, and (iii) immediate acceleration of the vesting of his outstanding options and shares of restricted stock.

Paul Ross

On March 11, 2011, we entered into an employment offer letter with Paul Ross, pursuant to which Mr. Ross was appointed our Chief Financial Officer, effective April 4, 2011.

Pursuant to the terms of the offer letter, Mr. Ross will earn a base salary initially set at $240,000 per year subject to our standard payroll practices and procedures. In addition, Mr. Ross will be eligible to earn a performance-based bonus of up to 50% of his base salary under our annual incentive bonus program. In the event Mr. Ross’ employment is terminated by us for any reason other than cause, Mr. Ross will entitled to receive six months base salary plus bonus consideration, the terms of which will be further detailed in an employment agreement to be entered into following the effectiveness of his appointment.

In connection with his appointment, Mr. Ross received an initial grant of 52,500 options to purchase shares of our common stock and an initial grant of 33,741 shares of restricted common stock. The options will vest over four years, with 25% of the options vesting on April 4, 2012, and 75% of the options vesting in equal monthly installments thereafter, subject to acceleration upon a change of control. The shares of restricted stock will vest over four years, with 25% of the shares vesting on April 4, 2012 and 25% of the shares vesting in equal quarterly installments thereafter, subject to acceleration upon a change of control.

Jon Faiz Kayyem, Ph.D.

We entered into an employment agreement, effective January 1, 2010, with Dr. Kayyem, pursuant to which he agreed to serve as our President and Chief Executive Officer. On August 9, 2010, Dr. Kayyem resigned as President and Chief Executive Officer of the Company and simultaneous with his resignation was appointed as Chief Scientific Officer. Dr. Kayyem’s current base salary is $230,000. He is also eligible to participate in the Bonus Plan of up to 30% variable pay based on his current base salary and he is eligible to participate in our 2010 Equity Incentive Plan.

Jeffrey Hawkins

We entered into an employment agreement, effective March 1, 2010, with Jeffrey Hawkins. Pursuant to the terms of the agreement, Mr. Hawkins’ current base salary is $190,000. He is also eligible to participate in the Bonus Plan of up to 25% variable pay based on his current base salary and he is eligible to participate in our 2010 Equity Incentive Plan.

Pankaj Singhal, Ph.D.

We entered into an employment agreement, effective January 1, 2010, with Pankaj Singhal. Pursuant to the terms of the agreement, Dr. Singhal’s current base salary is $220,000. He is also eligible to participate in the Bonus Plan of up to 30% variable pay based on his current base salary and he is eligible to participate in our 2010 Equity Incentive Plan.

On March 24, 2011, we entered into a separation agreement with Dr. Singhal, pursuant to which Dr. Singhal resigned effective April 29, 2011 (the “Separation Date”). Pursuant to the terms of the Separation Agreement, Dr. Singhal will receive separation payments at his current base salary through January 29, 2012, subject to applicable withholdings and taxes, and we will reimburse Dr. Singhal for payments made in connection with his participation in our medical plan through January 29, 2012. In addition, on the Separation Date, 47,938 shares of common stock will fully vest under Dr. Singhal’s outstanding stock options, after which Dr. Singhal will have until April 30, 2012 to exercise such options. Pursuant to the Separation Agreement, we also granted 4,000 restricted stock units to Dr. Singhal under the Company’s 2010 Equity Incentive Plan, which vest as of May 31, 2011. The Separation Agreement also provides for a customary release of general claims by Dr. Singhal, as well as customary confidentiality, non-solicitation and non-disparagement restrictive covenants.

Tax and Accounting Considerations

To the extent possible, we attempt to provide compensation that is structured to maximize favorable accounting, tax and similar benefits for the Company.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits the deductibility of certain compensation in excess of $1,000,000 paid in any one year to any one named executive officer. Qualifying performance-based compensation will not be subject to this deduction limit if certain requirements are met.

The Committee periodically reviews and considers the deductibility of executive compensation under Section 162(m) in designing our compensation programs and arrangements. A portion of our annual cash incentive awards is determined based upon the achievement of certain predetermined financial performance goals of the Company in order to permit the Company to deduct such amounts pursuant to Section 162(m). In addition, our equity incentive plans contain limits on the number of equity awards that can be granted to any one individual in any year for purposes of Section 162(m).

While we will continue to monitor our compensation programs in light of Section 162(m), the Committee considers it important to retain the flexibility to design compensation programs that are in the best long-term interests of the Company’s stockholders. As a result, the Committee may conclude that paying compensation at levels that are not deductible under Section 162(m) is nevertheless in the best interests of the Company’s stockholders.

Summary Compensation Table

The following table sets forth information concerning compensation earned for services rendered to and performance achievement for the Company by our “named executive officers” for the fiscal year ended December 31, 2010. The compensation described in this table does not include medical, group life insurance, or other benefits which are available generally to all of our salaried employees.

Name and Principal Position	Year	Salary	Bonuses ($)		Stock Awards (2)(3)	Option Awards (2)	Non-Equity Incentive Plan Compen- sation($)	All Other Compen- sation		Total ($)
Christopher Gleeson (4)(5) Chairman and Interim CEO	2010	—	—		202,539	—	—	18,344	(10)	220,883

Jon Faiz Kayyem, Ph.D. (4) Chief Scientific Officer	2010	251,923	77,360	(1)(2)	—	287,960	—	15,500	(10)	555,383

Steven J. Kemper (5) Former Chief Financial Officer	2010	230,000	—		—	83,619	—	172,500	(10)	486,119

Jeffrey Hawkins (6) Sr. Vice President, Marketing and Business Development	2010	190,000	33,725	(1)(2)	1,659	59,781	—	70,000	(10)	321,440

Pankaj Singhal, Ph. D. (7) Sr. Vice President, Product Development	2010	220,000	—		—	103,934	—	100,000	(10)	423,934

Jennifer Williams (8) Sr. Vice President, Global Operations	2010	126,923	42,600	(1)(2)	3,425	43,727	—	100,000	(10)	274,074

John Bellano (9) Former Senior Vice President, Commercial Operations	2010	180,810	50,000		—	70,068	—	153,077	(10)	453,955

(1)	Annual bonuses for services rendered in 2010 will be granted in the form of restricted stock. The grant date valuation is equal to the amount of the 2010 annual bonus.

(2)

Represents the grant date valuation of the awards computed in accordance with the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718. For more information, see Note 6 in the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K filed with the SEC on March 14, 2011.

(3)	Excludes restricted stock grants to named executive officers granted in lieu of 2010 annual bonuses.

(4)

Mr. Gleeson was appointed our Interim Chief Executive Officer and principal executive officer in August 2010. Prior to that time, Dr. Kayyem served as our Chief Executive Officer and principal executive officer.

(5)

Mr. Kemper resigned from the position of Chief Financial Officer and was replaced as the Company’s principal financial officer by Mr. Gleeson in November 2010. Mr. Kemper resigned from the Company effective December 31, 2010. Mr. Ross was appointed to the position of Chief Financial Officer effective April 4, 2011.

(6)	Mr. Hawkins was appointed our Senior Vice President, Marketing and Business Development in November 2010.

(7)	Dr. Singhal resigned as our Senior Vice President, Product Development effective April 29, 2011.

(8)	Ms. Williams was appointed our Senior Vice President, Global Operations in November 2010.

(9)	Mr. Bellano resigned as our Senior Vice President, Commercial Operations in November 2010.

(10)

Other compensation consisted of a housing assistance for Mr. Gleeson and Dr. Kayyem, a severance payment for Mr. Kemper and Mr. Bellano, and a relocation allowance for Mr. Hawkins, Dr. Singhal, Ms.Williams and Mr. Bellano.

Grant of Plan-Based Awards

The following table sets forth information regarding grants of stock and option awards made to our named executive officers during the fiscal year ended December 31, 2010.

Name	Grant Date	All Other Stock Awards Number of Shares	All Other Option Awards Number of Shares	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards
Christopher Gleeson (1)	5/28/10	—	24,050	$6.00	$86,669
Christopher Gleeson (1)	8/12/10	109,375	—	$—	$487,813
Steven J. Kemper (2)	5/28/10	—	4,633	$6.00	$17,684
Steven J. Kemper (2)	5/28/10	—	16,667	$6.00	$63,617
Jeffrey Hawkins (1)	5/28/10	—	16,667	$6.00	$63,513
Jeffrey Hawkins (1)	5/28/10	—	11,833	$6.00	$45,092
Jeffrey Hawkins (1)	11/3/10	9,444	—	$—	$40,987
Jennifer Williams (1)	5/28/10	—	16,667	$6.00	$64,037
Jennifer Williams (1)	5/28/10	—	54,333	$6.00	$208,755
Jennifer Williams (1)	11/3/10	19,500	—	$—	$84,630

(1)

Mr. Gleeson was granted an award of restricted stock in connection with his appointment to the Interim CEO position in August 2010. Mr. Hawkins and Ms. Williams were granted an award of restricted stock in connection with their promotions in fiscal 2010. The value of the awards are calculated by multiplying the number of units awarded by the market closing price of the Company’s stock on the date of grant, $4.46 on August 12, 2010 for Mr. Gleeson and $4.34 on November 3, 2010 for Mr. Hawkins and Ms. Williams.

(2)

Mr. Kemper resigned from the position of Chief Financial Officer in November 2010 and from the Company effective December 31, 2010 and was replaced as the Company’s principal financial officer by Christopher Gleeson in November 2010.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding outstanding equity awards held by our named executive officers as of December 31, 2010.

		Option Awards (1)					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Number of shares that have not Vested		Market Value of shares that have not Vested (13)
Christopher Gleeson (1) (2)	9/25/09	8,359	16,721	$6.93	9/25/19	(3)	109,375	(10)	$447,344
	12/23/09	4,821	—	$6.49	12/23/19	(4)	—		—
	12/23/09	9,405	15,675	$6.49	12/23/19	(5)	—		—
	5/28/10	16,033	8,017	$6.00	5/28/20	(6)	—		—

Jon Faiz Kayyem, Ph.D. (2)	12/23/09	93,213	115,355	$6.49	12/23/19	(5)	—		—

Steven J. Kemper (1)	12/23/09	21,306	—	$6.49	12/31/11	(7)	—		—
	5/28/10	2,778	—	$6.00	12/31/11	(7)	—		—
	5/28/10	773	—	$6.00	12/31/11	(7)	—		—

Jeffrey Hawkins	12/23/09	10,653	31,959	$6.49	12/23/19	(5)	9,444	(11)	$38,626
	5/28/10	3,125	13,542	$6.00	5/28/20	(8)	—		—
	5/28/10	2,219	9,614	$6.00	5/28/20	(8)	—		—

Pankaj Singhal, Ph. D.	12/23/09	40,836	44,388	$6.49	12/23/19	(9)	—		—

Jennifer Williams	5/28/10	—	16,667	$6.00	5/28/20	(5)	19,500	(11)	$79,755
	5/28/10	—	54,333	$6.00	5/28/20	(5)	—		—

John Bellano	12/23/09	21,306	—	$6.49	11/11/11	(12)	—		—

(1)

Mr. Kemper resigned from the position of Chief Financial Officer and was replaced as the Company’s principal financial officer by Mr. Gleeson in November 2010. Mr. Kemper resigned from the Company effective December 31, 2010. Mr. Kemper’s options remain exercisable until December 31, 2011.

(2)	Dr. Kayyem resigned from the position of President and Chief Executive Officer and was appointed Chief Scientific Officer on August 12, 2010. Mr. Gleeson was appointed Interim CEO on that date.

(3)	Options vest one third annually on the anniversary of the grant date and have a term of ten years.

(4)	Options vest 100% on grant date with a term of ten years.

(5)	Options vest 25% on the one year anniversary of the grant date, with the remaining shares vesting in 36 equal monthly installments thereafter. All option grants have a term of ten years.

(6)	Options vest in 12 equal monthly installments with a term of ten years.

(7)	Options are fully vested pursuant to the terms of a Separation Agreement between Mr. Kemper and the Company and are exercisable through December 31, 2011.

(8)	Options vest 18.75% on December 7, 2010, with the remaining shares vesting in 39 equal monthly installments thereafter with a term of ten years.

(9)	Options in an aggregate total of 47,938 shares become fully vested upon Dr. Singhal’s termination on April 29, 2011.

(10)	Restricted stock vests 50% each on January 31, 2011 and July 30, 2011, respectively, contingent upon continued service to the Company.

(11)

Restricted stock vests 25% on the one year anniversary of the grant date, with the remaining shares vesting in 36 equal monthly installments thereafter, contingent upon continued service to the Company.

(12)	Options are fully vested and exercisable through November 11, 2011 pursuant to the terms of a Separation Agreement between Mr. Bellano and the Company.

(13)	The market value was determined by multiplying the number of stock awards by the closing market price on December 31, 2010 of $4.09.

Option Exercises

None of our named executive officers exercised options during the fiscal year ended December 31, 2010.

Potential Payments upon Termination or Change of Control

Steven Kemper

Steven Kemper resigned as our Chief Financial Officer in November 2010 and from the Company effective December 31, 2010. Pursuant to the terms of his separation from the Company, Mr. Kemper received severance of $172,500 and will receive reimbursement for health, dental and vision insurance coverage through December 31, 2011 expected to total approximately $23,000.

John Bellano

John Bellano resigned as our Senior Vice President, Commercial Operations effective November 12, 2010. Pursuant to the terms of his separation from the company, Mr. Bellano received severance of $50,000 and the Company agreed to continue group health coverage through January 31, 2011 at a cost of approximately $4,000.

DIRECTOR COMPENSATION

Non-employee directors receive fees from the Company for their services as members of the Board and the Audit Committee of the Board. We pay our non-employee directors retainers for their service on the Board. The following table sets forth the non-employee director compensation plans for 2010.

Position	Annual Retainer
Board	$60,000
Chairperson of the Board	$40,000
Chairperson of Audit Committee	$15,000

No compensation is paid to any director who is also an employee of the Company. The tables below set forth the compensation (cash and equity) received by our directors in 2010.

The fees payable pursuant to the independent director compensation policy are payable at the date of the annual stockholders’ meeting of each year of service. Fees are pro rated based on length of service for independent directors serving a portion of the year. The Board has discretion to allocate the percent of the fees payable in cash and the percent of the fees payable in options to purchase shares of our common stock. Any options grants will have an exercise price per share determined at the fair market value on the date of grant and vest over four years, with 25% of options vesting one year from the date of the grant, and 75% of options vesting in equal monthly installments over the subsequent 36-month period. Any cash fees will be payable quarterly within thirty days of the beginning of each quarter. Each director is also entitled to be reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the board of directors and any committee on which he or she serves.

Director Summary Compensation Table

The following table summarizes director compensation during the fiscal year ended December 31, 2010.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Totals ($)
Christopher Gleeson (2)	25,000	—	117,141	142,141
Daryl Faulkner (3)	15,000	—	62,976	77,976
James Fox, Ph.D. (4)	5,000	38,157	—	43,157
Kevin C O’Boyle (5)	16,042	—	73,012	89,054

(1)

Represents the grant date valuation of the awards computed in accordance with the FASB ASC Topic 718. For more information, see Note 4 in the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K filed with the SEC on March 14, 2011.

(2)	Mr. Gleeson served as a Non-Executive director until August 2010. As of December 31, 2010, Christopher Gleeson held 109,375 shares of restricted common stock, of which 54,687 shares were unvested.

(3)	As of December 31, 2010, Mr. Faulkner held 45,315 options to purchase shares of common stock and no shares of restricted stock.

(4)

Dr. Fox was appointed to the Board in September 2010. As of December 31, 2010, Dr. Fox held no options to purchase shares of common stock and 51,954 shares of restricted stock, 42,852 shares of which were unvested.

(5)	Mr. O’Boyle was appointed to the Board of GenMark in March 2010. As of December 31, 2010, Mr. O’Boyle held 43,050 options to purchase shares of common stock and no shares of restricted stock.

During fiscal 2010, our non-employee directors were issued restricted stock and options to purchase shares of our common stock as set forth in the following table.

Name	Date of Grants	Restricted Stock Granted	Options Granted	Vesting Terms
Christopher Gleeson	5/28/2010	—	24,050	Vests in 12 equal monthly installments starting May 16, 2010.

James Fox, Ph.D.	9/1/2010	41,032	—	25% vests one year from grant date, remainder vests in 12 quarterly installments thereafter.

James Fox, Ph.D.	9/1/2010	10,922	—	One-third vested September 30, 2010, 25% vested on January 30, 2011 and the remainder vests on July 30, 2011.

Daryl Faulkner	5/28/2010	—	14,450	25% vests on April 16, 2011, remainder vests in 36 monthly installments thereafter.

Kevin C O’Boyle	5/28/2010	—	25,000	25% vested on March 1, 2011, remainder vests in 36 monthly installments thereafter.

Kevin C O’Boyle	5/28/2010	—	18,050	Vested in 12 equal monthly installments starting March 1, 2010.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on these reviews and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K or the annual meeting proxy statement on Schedule 14A.

James Fox, Ph.D. (Chair)

Daryl Faulkner

Kevin C O’Boyle

The preceding “Compensation Committee Report” shall not be deemed to be “soliciting material” or “filed” with the Securities and Exchange Commission, nor shall any information in this report be incorporated by reference into any past or future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates it by reference into such filing.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As of December 31, 2010, the Compensation Committee consisted of Daryl Faulkner, James Fox, Ph.D. (Chair) and Kevin C O’Boyle. During 2010, Christopher Gleeson served as Chairperson of the Compensation Committee from January 2010 until his resignation from the Compensation Committee in September 2010. He was replaced by James Fox, Ph.D. on September 12, 2010. All of the members of the Compensation Committee are non-employee directors. No members of the Compensation Committee have a relationship that would constitute an interlocking relationship as defined by SEC rules.

REPORT OF THE AUDIT COMMITTEE

As of December 31, 2010, the Audit Committee consisted of Kevin C O’Boyle (Chair), James Fox, Ph.D. and Daryl Faulkner. Under the guidance of a written charter adopted by the Board of Directors, the purpose of the Audit Committee is to oversee the accounting and financial reporting processes of the Company and audits of its financial statements. The responsibilities of the Audit Committee include appointing and providing for the compensation of the independent registered public accounting firm. The Audit Committee consists of three members, each of whom meets the independence and qualification standards for Audit Committee membership set forth in the listing standards provided by NASDAQ.

Management has primary responsibility for the system of internal controls and the financial reporting process. The independent registered public accounting firm has the responsibility to express an opinion on the financial statements based on an audit conducted in accordance with generally accepted auditing standards. The independent registered public accounting firm is also responsible for auditing the Company’s internal control over financial reporting. The Audit Committee appointed Deloitte & Touche LLP to audit the Company’s financial statements and the effectiveness of the related systems of internal control over financial reporting for the 2010 year.

The Audit Committee is kept apprised of the progress of the documentation, testing and evaluation of the Company’s system of internal controls over financial reporting, and provides oversight and advice to management. In connection with this oversight, the Committee receives periodic updates provided by management and Deloitte & Touche LLP at each regularly scheduled Audit Committee meeting. The Committee also holds regular private sessions with Deloitte & Touche LLP to discuss their audit plan for the year, the financial statements and risks of fraud. At the conclusion of the process, management provides the Committee with and the Committee reviews a report on the effectiveness of the Company’s internal control over financial reporting, as well as Deloitte & Touche LLP’s Report of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K.

The Audit Committee pre-approves all services to be provided by the Company’s independent registered public accounting firm, Deloitte & Touche LLP. Pre-approval is required for audit services, audit-related services, tax services and other services. In some cases, the full Audit Committee provides pre-approval for up to a year, related to a particular defined task or scope of work and subject to a specific budget. In other cases, a designated member of the Audit Committee may have delegated authority from the Audit Committee to pre-approve additional services, and such pre-approval is later reported to the full Audit Committee. See “Principal Accountant Fees and Services” for more information regarding fees paid to Deloitte & Touche LLP for services in fiscal years 2010 and 2009.

In this context and in connection with the audited financial statements contained in the Company’s Annual Report on Form 10-K, the Audit Committee:

•

reviewed and discussed the audited financial statements as of and for the fiscal year ended December 31, 2010 with the Company’s management and Deloitte & Touche LLP, the Company’s independent registered public accounting firm;

•

discussed with Deloitte & Touche LLP the matters required to be discussed by Statement of Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), (Communication with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•

received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, discussed with the independent registered public accounting firm its independence, and concluded that the non-audit services performed by Deloitte & Touche LLP are compatible with maintaining its independence;

•

based on the foregoing reviews and discussions, recommended to the Board of Directors that the audited financial statements be included in the Company’s 2010 Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed with the Securities and Exchange Commission; and

•	instructed the independent registered public accounting firm that the Audit Committee expects to be advised if there are any subjects that require special attention.

The Audit Committee met five times in 2010. This report for 2010 is provided by the members of the Audit Committee of the Board.

The preceding “Report of the Audit Committee” shall not be deemed to be “soliciting material” or “filed” with the Securities and Exchange Commission, nor shall any information in this report be incorporated b y reference into any past or future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates it by reference into such filing.

Principal Accountant Fees and Services

The Audit Committee has appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011, and is asking the stockholders to ratify this appointment.

In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company’s stockholders.

The following table presents the fees for professional audit services rendered by Deloitte & Touche LLP for fiscal years 2010 and 2009, and fees billed for other services rendered by Deloitte & Touche LLP for fiscal years 2010 and 2009.

	Fiscal Year 2010	Fiscal Year 2009
Audit Fees (1)	$903,195	$206,372
Tax Fees (2)	126,406	146,775

Total	$1,029,601	$353,147

(1)

Audit Fees represent fees and out-of-pocket expenses whether or not yet invoiced for professional services provided in connection with the audit of the Company’s financial statements, review of the Company’s quarterly financial statements, review of registration statements on Forms S-1, and audit services provided in connection with other regulatory filings.

(2)	Tax Fees consist of fees for professional services performed by Deloitte & Touche LLP with respect to tax compliance, tax advice and tax planning.

All fees paid to Deloitte & Touche LLP for 2010 and 2009 were pre-approved by the Audit Committee.

PROPOSAL 1 — ELECTION OF DIRECTORS

At the Annual Meeting, the stockholders will vote on the election of two Class I directors to serve for a three-year term until the annual meeting of stockholders in 2014 and until their successors are elected and qualified. The Board has unanimously nominated Daryl Faulkner and James Fox, Ph.D. for election to the Board as Class I directors. The nominees have indicated that they are willing and able to serve as directors. If Daryl Faulkner or James Fox, Ph.D. becomes unable or unwilling to serve, the accompanying proxy may be voted for the election of such other person as shall be designated by the Board. The proxies being solicited will be voted for no more than two nominees at the Annual Meeting. The Class I directors will be elected by a plurality of the votes cast, in person or by proxy, at the Annual Meeting, assuming a quorum is present. Stockholders do not have cumulative voting rights in the election of directors.

The Board recommends a vote “FOR” the election of each of Daryl Faulkner and James Fox, Ph.D. as Class I directors.

Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy card to vote shares represented by properly executed proxy cards for the election of each of Daryl Faulkner and James Fox, Ph.D.

PROPOSAL 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At the Annual Meeting, the stockholders will be asked to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will have the opportunity to make statements if they desire to do so. Such representatives are also expected to be available to respond to appropriate questions.

The Board recommends a vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Board of Directors is providing stockholders with the opportunity to cast an advisory vote on the compensation of our named executive officers. This proposal, commonly known as a “Say on Pay” proposal, gives you, as a stockholder, the opportunity to endorse or not endorse our executive compensation programs and policies and the compensation paid to our named executive officers.

The Say on Pay vote is advisory, and therefore not binding on the Compensation Committee or the Board. Although the vote is non-binding, the Compensation Committee and the Board will review the voting results, seek to determine the cause or causes of any significant negative voting, and take them into consideration when making future decisions regarding executive compensation programs.

We design our executive compensation programs to implement our core objectives of providing competitive pay, pay for performance, and alignment of management’s interests with the interests of long-term stockholders. Stockholders are encouraged to read the Compensation Discussion and Analysis (“CD&A”) section of this Proxy Statement for a more detailed discussion of how our compensation programs reflect our core objectives.

The following highlights key aspects of executive compensation with respect to our named executive officers in fiscal year 2010:

1.	For the fiscal year 2011, base salaries were either maintained at 2010 levels or adjusted appropriately to reflect increased scope of responsibility as we restructured certain areas of the organization.

2.	A significant percentage of total compensation for our named executive officers is variable and tied to achievement of internal performance targets. 100% of the annual performance bonus is based on the achievement of company goals, which include revenue and gross margin targets, new customer acquisition targets and XT-8 instrument and analyzer placement targets and new product development targets.

3.	The Company grants long-term equity awards that distinctly align the interests of our executives with those of our shareholders; and

4.	Our compensation programs were reviewed by the Compensation Committee and determined not to create inappropriate or excessive risk that is likely to have a material adverse effect on the Company.

Recommendation

The Board believes the Company’s executive compensation programs use appropriate structures and sound pay practices that are effective in achieving our core objectives. Accordingly, the Board recommends that you vote in favor of the following resolution:

“RESOLVED, that GenMark Diagnostics, Inc. stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis and Executive Compensation sections of this Proxy Statement.”

Approval of the Say on Pay proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal. Abstentions and broker non-votes will not count as votes cast “FOR” or “AGAINST” the proposal, and will have no effect on the outcome of the proposals.

The Board recommends a vote “FOR” the above proposal.

PROPOSAL 4 — ADVISORY VOTE ON THE FREQUENCY OF A STOCKHOLDER VOTE ON EXECUTIVE COMPENSATION

This proposal gives our stockholders the opportunity, through the following resolution, to advise our Board how often we should conduct an advisory Say on Pay vote on the compensation of our named executive officers:

“RESOLVED, that an advisory vote of the stockholders of GenMark Diagnostics, Inc. to approve the compensation of named executive officers as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules, shall be held at an annual meeting of stockholders, beginning with the 2011 Annual Meeting of Stockholders, (i) every 3 years, (ii) every 2 years, or (iii) every year.”

The enclosed proxy card gives you four choices for voting on this item. You can choose whether the Say on Pay vote should be conducted every 3 years, every 2 years, or every year. You may also abstain.

Factors to Consider in Voting on this Proposal

Our Board has reviewed the evolution of Say on Pay proposals and considerations regarding the frequency of such proposals, and has carefully studied the alternatives in an effort to determine the approach that would best serve the Company and its stockholders. Our Board has heard many arguments supporting an annual vote, and equally compelling arguments supporting a vote every three years. Each position has advantages and disadvantages.

Arguments favoring a vote no more frequently than every three years include the following:

1.	A triennial vote will give our stockholders the opportunity to more fully and effectively assess our long-term compensation strategies and the related business outcomes;

2.	A three-year cycle gives our Board, the Compensation Committee, and its independent compensation consultant, sufficient time to thoughtfully evaluate and respond to stockholder input and effectively implement any changes to the Company’s executive compensation program; and

3.	A three-year vote cycle reduces the burden on stockholders.

Arguments favoring an annual Say on Pay vote include the following:

4.	Say on Pay votes are a communication vehicle, and communication can be most useful when it is received frequently;

5.	Annual Say on Pay advisory votes may provide a higher level of accountability and direct communication between the Company and its stockholders by enabling the vote to correspond to the information presented in the accompanying proxy statement for the applicable stockholders’ meeting; and

6.	A failure to provide stockholder input every year might make it more difficult to understand whether a stockholder vote pertains to the compensation year being discussed in the current proxy, or pay practices from the previous year or two. This, in turn, might make it more difficult for the Board and the Compensation Committee to understand the implications of the vote and to respond to them.

Recommendation

We have presented a number of arguments in favor of a Say on Pay vote every three years, and in favor of an annual vote. The Board believes that the Company’s compensation practices are sound, and embody an appropriate long-term perspective. We therefore do not believe that an annual Say on Pay vote is necessary. We recognize, however, that some of our stockholders might welcome the opportunity to communicate more frequently with the Board and the Compensation Committee regarding the Company’s pay practices, and view the Say on Pay vote mechanism as the best way to do so. Because we are comfortable that we can effectively implement any frequency resolution that the plurality of our voting stockholders recommend, we will leave it to our stockholders to inform us at the 2011 Annual Meeting of Stockholders which frequency they would prefer we adopt.

Because your vote is advisory, it will not be binding upon the Board. However, our Board values the opinions that our stockholders express in their votes and will take into account the outcome of the vote when considering how frequently we should conduct an advisory Say on Pay vote on the compensation of our named executive officers.

The choice of frequency that receives the highest number of “FOR” votes will be considered the advisory vote of the stockholders. Abstentions and broker non-votes will not count as votes cast “FOR” or “AGAINST” any frequency choice, and will have no direct effect on the outcome of this proposal.

OTHER MATTERS

As of the time of preparation of this Proxy Statement, neither the Board nor management intends to bring before the meeting any business other than the matters referred to in the Notice of Annual Meeting and this Proxy Statement. If any other business should properly come before the meeting, or any adjournment thereof, the persons named in the proxy will vote on such matters according to their best judgment.

STOCKHOLDERS SHARING THE SAME ADDRESS

In accordance with notices previously sent to many stockholders who hold their shares through a bank, broker or other holder of record (a “Street-Name Stockholder”) and share a single address, if applicable, only one annual report and proxy statement is being delivered to that address unless contrary instructions from any stockholder at that address were received. This practice, known as “householding,” is intended to reduce the Company’s printing and postage costs. However, any such Street-Name Stockholder residing at the same address who wishes to receive a separate copy of this Proxy Statement or accompanying Annual Report to Stockholders may request a copy by contacting the bank, broker or other holder of record, or the Company by telephone at: (760) 448-4300 or by mail at 5964 La Place Court, Carlsbad, CA 92008. The voting instruction sent to a Street-Name Stockholder should provide information on how to request (1) householding of future Company materials or (2) separate materials if only one set of documents is being sent to a household. If it does not, a stockholder who would like to make one of these requests should contact the Company as indicated above.

By Order of the Board of Directors

Christopher Gleeson

Chairman of the Board and Interim Chief Executive Officer

Carlsbad, California

April 14, 2010

ANNUAL MEETING OF SHAREHOLDERS OF GENMARK DIAGNOSTICS, INC. May 25, 2011 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp CoNumber=40030 Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. To elect Daryl Faulkner and James Fox as Class I directors for a term of three years O Daryl Faulkner O James Fox 2. To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011 3. To provide an advisory vote regarding the compensation of the named executive officers for the fiscal year ended December 31, 2010 4. To vote, on an advisory basis, on the frequency of a stockholder vote on executive compensation NOTE: The Board recommends that you vote FOR proposals 1, 2 and 3. This proxy, when properly executed, will be voted in the manner directed above. WHEN NO CHOICE IS INDICATED, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 3 AND “ABSTAIN” ON PROPOSAL 4. This proxy may be revoked by the undersigned at any time prior to the time it is voted by any of the means described in the accompanying proxy statement. As of the time of preparation of this Proxy Statement, neither the Board nor management intends to bring before the meeting any business other than the matters referred to in the Notice of Annual Meeting of Stockholders and this Proxy Statement. If any other business should properly come before the meeting, or any adjournment thereof, the persons named in the proxy will vote on such matters according to their best judgment. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES: THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTOR AND “FOR” PROPOSALS 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the envelope provided. 20230304000000000000 6 052511 1 year 2 years 3 years ABSTAIN FOR AGAINST ABSTAIN

GENMARK DIAGNOSTICS, INC.THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Christopher Gleeson and Jennifer Williams as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of GenMark Diagnostics, Inc. held of record by the undersigned on April 8, 2011, at the Annual Meeting of Stockholders to be held at the corporate officers located at 5964 LaPlace Court, Carlsbad, CA 92008 on May 25, 2011, or any adjournment or postponement thereof. (Continued and to be signed on the reverse side) 14475